Paloma Enterprises Inc.
Mr. Abbie Zands
657 Palomar Street, Suite J
Chula Vista, CA 91911

Re:	Paloma Enterprises Inc.
Registration Statement – Form 10-SB

Dear Mr. Zands:

This firm has been retained as special outside counsel for the purposes of rendering this opinion (the “Opinion Letter”) for Paloma Enterprises Inc. (the “Corporation”), a Nevada corporation. This Opinion Letter is furnished to you regarding these matters as they relate and pertain to the Form 10-SB, as amended, filed by the Corporation with the Securities & Exchange Commission (the “Commission”).

In connection with our representation of the Corporation, we have reviewed the Corporation’s Articles of Incorporation, Bylaws, board resolutions and such other documents and reports as we have deemed necessary for purposes of rendering this opinion.

In addition, in rendering this Opinion Letter, we have reviewed and are relying on the following documents:

A.	Form 10-SB filed with the Commission on February 17, 2006, as amended;

B.	Articles of Incorporation;

C.	Bylaws; and

D.	A review of necessary documentation confirming that the Corporation was duly incorporated in the State of Nevada.

Based on the foregoing, and in reliance on and subject to the assumptions, qualifications, exceptions and limitations set forth in this Opinion Letter, we are of the opinion that:

1.	The Corporation was duly incorporated under the laws of the State of Nevada;

2.	To our knowledge, there is no litigation or legal proceeding pending or threatened against or adversely affecting the Corporation;

The opinion expressed above is subject to the following assumptions, exceptions and qualifications:

(a)

We have assumed that (i) all information in all documents reviewed by us is true and correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof and (v) each natural person signing any document reviewed by us had the legal capacity to do so.

(b)

We have made no independent investigation as to the accuracy or completeness of any factual matters as represented to us or contained in the records, documents and certificates that we have reviewed in connection with the foregoing opinion.

(c)	We are admitted to practice law in the States of California, New Jersey and New York. The opinion expressed above is limited to the federal laws of the United States of America.

(d)	We are permitted to practice before the Securities and Exchange Commission and have not been prohibited from practice thereunder.

We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied from this opinion. The opinions expressed herein are given as of the date of this opinion, and we disclaim any obligation to advise you of any change in any matter set forth herein.

This Opinion Letter is provided to you as a legal opinion and not as a guarantee of the matters discussed herein.

Thank you for your attention to this matter.

Very truly yours,

/s/ STEADYLAW GROUP, LLP

SteadyLaw Group, LLP